March 26, 2003


Dear Fellow Stockholder:

        Recently you received a package of information from National Bankshares, Inc. that included the Annual Report to Stockholders for 2002 and the Proxy Statement for the upcoming Annual Meeting. This year it is particularly important that you complete and return your proxy form, even if you plan on personally attending the Annual Meeting on April 8.

        Your Board of Directors is recommending that National Bankshares stockholders vote FOR Proposal 2, which will amend the corporation's Articles of Incorporation to increase the number of authorized shares of stock from 5 million to 10 million. On page 4 of the Proxy Statement dated March 13, 2003 you will find a complete explanation of Proposal 2, and we hope that you will refer to it for more details.

        We need your help to insure passage of this proposal. If you have not already done so, please return your signed proxy form now. Also, because an abstention will be counted like a vote against the proposal, please let us know if you need more information about the proposal. The direct phone number for National Bankshares, Inc. is (540) 951-6300, or you may call toll-free at (800) 552-4123 and ask to speak to a representative of National Bankshares, Inc.

        If you need a duplicate Proxy Statement or proxy form, please call Melissa Young at (540) 951-6218 or e-mail her at nbb@nbbank.com, and she will be sure that you receive it.

        Thank you very much for your help. I hope to see you at the Annual Meeting on April 8 at 3:00 p.m. at the Red Lion Inn in Blacksburg.

                                    Sincerely,

                                    /s/ James G. Rakes
                                    -----------------------
                                    James G. Rakes
                                    Chairman
                                    President & CEO

JGR/mbb